Exhibit 10-60
8-K DISCLOSURE NOTICE

Institutions subject to SEC regulation may be required to disclosure certain information regarding this amendment within four days following implementation of this or any other executive or director compensation program. Institutions should consult with SEC counsel as to applicability of this requirement to this amendment.

IMPORTANT NOTICE ABOUT THE PRACTICE OF LAW AND ACCOUNTING

Nothing in this document should be construed as tax, legal, or accounting advice.  Benmark does not practice law or accounting.  The attached Split Dollar Amendment contains recommended changes intended to facilitate discussion between you and your legal and/or tax advisor.  Benmark strongly recommends that you seek review by outside counsel before signing this amendment.

 Amendment
to the
Temecula Valley Bank
Split Dollar Agreement for
Donald A. Pitcher

Temecula Valley Bank (“Company”) and Donald A. Pitcher (“Executive”) originally entered into the Temecula Valley Bank Split Dollar Agreement (“Agreement”) on December 29, 2006. Pursuant to Section 7 of the Agreement, the Company and the Executive hereby adopt this Split Dollar Amendment, effective September 30, 2007.

RECITALS

1) Section 2.2.1, “Death During Active Service”, shall be amended to delete the words “$793,974 (Seven Hundred Ninety-three Thousand Nine Hundred Seventy-four Dollars)” and to replace them with the words “$992,467 (Nine Hundred Ninety-two Thousand Four Hundred Sixty-Seven Dollars)”.

Therefore, the foregoing changes are agreed to.

/s/Stephen H. Wacknitz                                                                           /s/Donald A. Pitcher
For the Company                                                                           Donald A. Pitcher

Date: December 31, 2007                                                                                     Date: December 31, 2007